Filed Pursuant to Rule 433

Registration No. 333-132469

333-132469-01

333-132469-02

December 11, 2006

PRUDENTIAL FINANCIAL, INC.

FINAL TERM SHEET

$750,000,000 5.70% Medium-Term Notes, Series D, due December 14, 2036

Issuer:	Prudential Financial Inc.

Security:	5.70% Medium-Term Notes, Series D, due December 14, 2036

Size:	$750,000,000

Trade Date:	December 11, 2006

Maturity Date:	December 14, 2036

Coupon:	5.70% per annum

Interest Payment Dates:	Semi-Annually on each June 14 and December 14 of each year, commencing June 14, 2007 and ending on the Maturity Date

Price to Public:	99.473%

All-in Price:	98.723%

Net Proceeds:	$740,422,500

Spread to Benchmark Treasury:	+ 110 bp

Benchmark Treasury:	US Treasury 4.50% due February 15, 2036

Benchmark Treasury Yield:	4.637%

Re-offer Yield:	5.737%

Settlement Date:	December 14, 2006

CUSIP:	74432Q AQ8

Anticipated Ratings:	A3 (Moody’s) / A (Standard & Poor’s) / A (Fitch)

Day Count Convention:	30/360

Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Senior Co-Managers: Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., UBS Securities LLC

Junior Co-Managers: BMO Capital Markets Corp., BNY Capital Markets, Inc., HSBC Securities (USA) Inc., Lazard Capital Markets LLC, Loop Capital Markets, LLC

Reports and Events of Default	The indenture, to the extent relating to the 5.70% notes and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial may be required to file with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the 5.70% notes will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement.

Prudential Financial, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank Securities Inc. at 1-800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.

2